                                                                    EXHIBIT 4.8


                                    AGREEMENT


             This Agreement (this "Agreement") is entered into this 11th day of January, 2000, by and among Krause's Furniture, Inc., a Delaware corporation (the "Company"), General Electric Capital Corporation, a New York corporation ("GECC"), and Japan Omnibus Ltd., an international business corporation incorporated under the laws of the British Virgin Islands ("JOL").

                                    RECITALS

             GECC has purchased from the Company Notes dated (i) as of August 14, 1997, as amended as of March 31, 1999, in the outstanding principal amount of $5,501,091.20 (the "Initial Note"), (ii) as of August 14, 1997, as amended as of March 31, 1999, in the outstanding principal amount of $2,500,000 (the "August 1997 Note") and (iii) as of December 30, 1997, as amended as of March 31, 1999, in the outstanding principal amount of $2,500,000 (collectively with the Initial Note and the August 1997 Note, the "GECC Notes").

             JOL has purchased from the Company Notes dated (i) as of August 14, 1997, as amended as of March 31, 1999, in the outstanding principal amount of $500,000 (the "JOL August 1997 Note") and (ii) as of December 30, 1997, as amended as of March 31, 1999, in the outstanding principal amount of $1,000,000 (together with the JOL August 1997 Note, the "JOL Notes"; the JOL Notes and the GECC Notes are referred to herein collectively as the "Notes").

             The Company, GECC and JOL are parties to a Supplemental Securities Purchase Agreement dated as of August 14, 1997 (as amended on September 14, 1999 and December 14, 1999, the "Supplemental Purchase Agreement") relating to the Notes. Capitalized terms used herein without definition have the meanings set forth in the Supplemental Purchase Agreement.

             In connection with the transactions contemplated by the Krause's Furniture Inc. Series A Convertible Preferred Stock Securities Purchase Agreement dated as of January 11th, 2000 (the "2000 Securities Purchase Agreement"), the Company, GECC and JOL desire to amend certain provisions of the Notes and the Supplemental Purchase Agreement and to provide certain additional rights to the holders of the Notes.

             NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Effective as of December 24, 1999, Section 6.2 of the Supplemental Purchase Agreement shall be amended in its entirety to read as follows:

        6.2. Financial Covenants. For purposes of this Section 6.2, "fiscal year" and "fiscal quarter" are measured on the basis of a fiscal year ending on the Sunday closest to December 25 of the relevant calendar year.(1) The Company's compliance with the financial covenants set forth below shall be determined based solely on the assets, liabilities and operating results of the Company's retail and hospitality operations, except that Indebtedness relating to the Company's e-commerce and business-to-business operations shall be taken into account for purposes of calculating compliance with the covenant in paragraph (b) and lease expense (other than lease expense previously approved by GECC) and interest expense relating to the Company's e-commerce and business-to-business operations shall be taken into account for purposes of calculating compliance with the covenant in paragraph (c).

             (a) The Company will not permit its Consolidated Net Worth at the end of any fiscal quarter to be less than the amount set forth below for such fiscal quarter, provided that, upon any public or private offering of capital stock of the Company for the Company's account, the amounts set forth below for fiscal quarters subsequent to such offering shall be adjusted upward by an amount equal to the net proceeds of any such offering multiplied by 0.9:

             Year                  Q1                   Q2                    Q3                    Q4
             ----               -------               -------               -------               -------
             1999               N/A                   N/A                   8.8 MM                6.0 MM
             2000               13.5 MM               14.0 MM               14.5 MM               16.0 MM
             2001               17.5 MM               20.0 MM               22.0 MM               26.0 MM
             2002               29.0 MM               32.0 MM               35.0 MM               40.0 MM
             2003               40.0 MM               40.0 MM               N/A                   N/A



             (b) The Company and its Subsidiaries will not incur, create, assume or permit to exist any Indebtedness at the end of any fiscal quarter if such Indebtedness would result in a ratio of Consolidated Total Indebtedness to Consolidated Net Worth of more than the amount for such fiscal quarter indicated set forth below:


             Year                Q1                 Q2                 Q3                 Q4
             ----               ----               ----               ----               ----
             1999                N/A                N/A               3.75               5.00
             2000               1.95               1.95               1.95               1.60


-----------------------------

(1) E.g., fiscal year 2000 is the twelve-month period ending December 24, 2000; the fiscal quarters of fiscal year 2000 are the quarterly periods ending March 26, June 25, September 24 and December 24 of such year.



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

             2001               1.30               1.10               1.00               1.00
             2002               1.00               1.00               1.00               1.00
             2003               1.00               1.00                N/A                N/A

             (c) The Company will not permit its Fixed Charge Ratio at the end of any fiscal quarter to be less than the amount set forth below for such fiscal quarter:


             Year                Q1                 Q2                 Q3                 Q4
             ----               ----               ----               ----               ----
             1999                N/A                N/A               0.75               0.45
             2000               0.95               1.10               1.10               1.30
             2001               1.20               1.20               1.20               1.35
             2002               1.30               1.30               1.30               1.50
             2003               1.40               1.40                N/A                N/A


             (d) The Company and its Subsidiaries will not make capital expenditures (net of any sale leasebacks incurred within such fiscal year) for its retail and hospitality operations in excess of the amounts set forth below for the fiscal years indicated:

                         1999               $10,000,000
                         2000               $ 8,000,000
                         2001               $ 8,000,000
                         2002               $ 8,000,000
                         2003(2)            $ 4,000,000

Any amount not spent in any one fiscal year may be spent in a succeeding fiscal year, subject to the Company's annual business plan.

2. Each of the Notes is hereby amended to provide that the payment date for each scheduled payment of principal under the Note shall be deferred for a period of eleven months from the date specified in such Note (i.e., the installment of principal currently payable on


-----------------------------

(2)          Applicable to the first two fiscal quarters of 2003.



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


April 30, 2000 shall be due and payable on March 31, 2001 and each succeeding installment of principal shall be due and payable one year from the date specified in such Note, with the final installment of principal due and payable on June 30, 2003).

3. Notwithstanding paragraph 2 above, commencing with the Company's fiscal quarter ending March 31, 2000, 50% of the Company's quarterly "free cash flow from retail operations" (as defined below) up to a maximum of $4,000,000 in the aggregate shall be applied ratably to the Notes (in proportion to the outstanding principal amount of each Note) to prepay the outstanding principal amount of each Note in the inverse order of maturity of installments under each Note. For the purposes of this Agreement, "free cash flow from retail operations" means EBITDA of the Company's retail and hospitality operations, less debt service payments and less capital expenditures for the Company's retail and hospitality operations, determined as of the end of each fiscal quarter as promptly as practicable and in any event within 30 days after such quarter end. Any prepayments under the Notes required by this paragraph shall be made as promptly as practicable, and in any event within three days, after the determination of free cash flow from retail operations for the preceding fiscal quarter.

4. Commencing June 30, 2000, the Company and its Subsidiaries shall not enter into any contract or commitment to make any capital expenditure or make any capital expenditure not previously contracted for by the Company or any of its Subsidiaries relating to the retail or hospitality operations of the Company and its Subsidiaries (other than non-new store related retail capital expenditures not to exceed $250,000 in the aggregate per quarter) unless (i) such capital expenditure has previously been approved by GECC, (ii) the Company is not (and, after giving effect to such capital expenditure, will not be) in default of any obligation under the Notes, the Supplemental Purchase Agreement or this Agreement and (iii) after giving effect to such proposed capital expenditure, the Company's projected free cash flow from retail and hospitality operations (as set forth in the current business plan for the Company's retail and hospitality operations approved by the Board of Directors, and subject to any reductions reasonably necessary to reflect deviations from the targets established in such business plan), will be sufficient to make all payments of principal and interest under the Notes when due and payable. The Company shall provide to GECC prior to the end of each fiscal quarter a schedule listing all capital expenditures for retail or hospitality operations proposed to be committed or contracted for in the succeeding fiscal quarter.

5. Provided that no cash dividends shall have been paid in respect of shares of Series A Convertible Preferred Stock of the Company, the Company shall have the right to defer payments of interest under all (but not less than all) of the Notes for periods ending on or prior to December 31, 2000. Payments of interest under any Note deferred in accordance with the preceding sentence shall be due and payable, together with interest on each such deferred payment from and including the date on which such payment was otherwise (but for such deferral) due and payable under the Note to but excluding the date on which such payment is actually made by the Company as provided in this paragraph, at an annual rate of 9.5%, compounded quarterly on the basis of a 360-day year of 12 30-day months (the





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
"Deferred Interest Amount"), at the option of the holder of such Note, either
(a) on December 31, 2000, in shares of Series A Convertible Preferred Stock having an aggregate value (calculated based upon the Issue Price (as defined in the Certificate of Designation of the Series A Convertible Preferred Stock)) equal to the Deferred Interest Amount as of such date, or (b) on the date on which the final installment of principal of such Note is due and payable (after giving effect to any prepayments under such Note required by paragraph 3 of this Agreement) by the Company in accordance with such Note as amended hereby, in cash in an amount equal to the Deferred Interest Amount as of such date.

6. Except for any redemption of shares of Series A Convertible Preferred Stock permitted in accordance with Section 6.2 (a) of the 2000 Securities Purchase Agreement, no cash payments in respect of the Series A Convertible Preferred Stock, whether of dividends, payments upon redemption or repurchase by the Company, or upon any actual or deemed liquidation, dissolution or winding up of the Company, shall be made unless the entire outstanding principal amount of, and all accrued interest and other amounts payable under the Notes have been repaid in full and the Notes have been cancelled and retired.

7. The Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that GECC and JOL shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

8. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9. This Agreement may be amended as to GECC, JOL and their successors and assigns, and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of the registered holders of not less than 66 2/3% of the aggregate outstanding principal amount of the Notes then held by GECC, JOL and their successors or assigns; provided, however, that without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of any terms of this Agreement shall change or affect the interest rate, maturity, principal amount, time of payment, currency of payment, or the amount or allocation of any prepayments of any Note. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party. Notwithstanding anything in this Agreement to the contrary, no provision of this Section 9 may be waived, changed or modified.




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

10. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be assigned by GECC or JOL to any transferee of Notes. This Agreement may not be assigned by the Company.

11. The Company agrees to pay GECC and JOL for all reasonable outside legal fees in connection with this Agreement.

12. This Agreement shall terminate upon the repayment in full of all amounts of principal, interest and other sums due and payable on all Notes.

13. Each of the parties hereto agrees that it will make no statement regarding the transactions contemplated hereby which is inconsistent with the press release agreed to by the parties hereto. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the Commission or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised is legally necessary upon advice of its counsel.

14. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties hereto.

15. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, FOR ANY ACTION, PROCEEDING OR INVESTIGATION IN ANY COURT OR BEFORE ANY GOVERNMENTAL AUTHORITY ("LITIGATION") ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT

HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.





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

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.


                                  KRAUSE'S FURNITURE, INC.


                                  By:
                                     ------------------------------------------
                                     Name:   Robert A. Burton
                                     Title:  Executive Vice President
                                             and Chief Financial Officer


                                  GENERAL ELECTRIC CAPITAL CORPORATION


                                  By:
                                     ------------------------------------------
                                     Name:   George L. Hashbarger, Jr.
                                     Title:  Senior Vice President/
                                             Department Operations Manager


                                  JAPAN OMNIBUS LTD.


                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:




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